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                                                                      Exhibit 11
                                                                      ----------


                          CROWN RESOURCES CORPORATION
                          ---------------------------

               STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
               ------------------------------------------------

                   (in thousands, except per share amounts)


                                December 31,  December 31,  December 31,
                                    1997          1996          1995
                                ------------  ------------  ------------

Outstanding at
beginning of year                   13,211        13,172        13,156

Issued during the year                 102            39            16
                                    ------        ------        ------

Outstanding at end of year          13,313        13,211        13,172
                                    ======        ======        ======

Weighted average number
of shares outstanding
during the year                     13,268        13,193        13,160
                                    ======        ======        ======


Net loss for year                  $(4,979)      $(1,571)      $(1,717)
                                     =====         =====         =====

Basic and diluted loss
per common share                   $ (0.38)      $ (0.12)      $ (0.13)
                                     =====         =====         =====